Exhibit 99

     Titan International Announces $100 Million Convertible Notes Offering

     QUINCY, Ill.--(BUSINESS WIRE)--July 14, 2004--Titan International, Inc. (NYSE:TWI) announced that it intends to offer $100 million principal amount of five-year senior unsecured notes that will be convertible into shares of Titan's common stock, convertible at any time. The interest rate, conversion price and offering price are to be determined through negotiations between Titan and the initial purchasers of the notes. The company may sell up to an additional $15 million principal amount of the notes upon exercise of an option granted to the initial purchasers in connection with the offering.
     Titan intends to use all of the net proceeds of the offering, together with borrowings under a new $100 million revolving credit facility, to repay all of the amounts outstanding under the existing term loan and to redeem all of the outstanding principal amount of its 8 3/4% senior subordinated notes due 2007.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. Any offers of the securities will be made only by means of a private offering circular pursuant to Rule 144A under the Securities Act of 1993, as amended. The notes and the shares of the company's common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Titan International is a leading supplier of wheels, tires and assemblies for off-highway equipment used in the agricultural, earthmoving/construction, and consumer markets. The earthmoving/construction market includes products supplied to the U.S. military and other government entities, while the consumer market includes all terrain vehicle and recreational/utility trailer applications.
     This press release contains certain statements relating to Titan's intention to offer convertible senior unsecured notes and a new revolving credit facility, the intended use of the proceeds from such offerings, and the anticipated terms of said notes, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There can be no assurances that Titan will complete the offering and establish the new credit facility on the anticipated terms or at all. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions. More detailed information about these and other factors is set forth in Titan's Annual Report on Form 10-K and in other reports which Titan from time to time files with the Securities and Exchange Commission, available publicly on the SEC's web site, http://www.sec.gov.

     CONTACT: Titan International, Inc.
              Lisa Ross, 217-221-4489